Exhibit 10.1

BUSINESS AND PROPERTY MANAGEMENT AGREEMENT

THIS BUSINESS AND PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of         January 31, 2013, by and between RMR Australia Asset Management Pty Limited ACN 160 379 706 of C/o RP Campbell Associates, Level 14, 25 Bligh Street Sydney NSW 2000 (“RMR Australia”) in its own capacity and in its capacity as trustee of CWH Australia Trust (formerly MacarthurCook Industrial Property Fund) (“CWHAT”) and CommonWealth REIT, a real estate investment trust formed under the laws of the State of Maryland, of Two Newton Place, 255 Washington Street, Newton MA 02458-1634, United States of America (“CWH”).

WHEREAS, CWH, directly or indirectly, holds all of the issued units in CWHAT and wishes to engage RMR Australia to manage CWHAT;

WHEREAS, RMR Australia, and CWH wish, in this Agreement, to document the basis upon which RMR Australia will provide management, administrative and real estate investment services in respect of CWHAT’s businesses, operations and real estate investments;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein set forth, the parties hereto (“Parties”) agree as follows:

1.             Defined terms. A term or expression starting with a capital letter:

(a)        which is defined in the Dictionary in Schedule 1 (“Dictionary”), has the meaning given to it in the Dictionary;

(b)        which is defined in the Corporations Act, but is not defined in the Dictionary, has the meaning given to it in the Corporations Act; and

(c)        which is defined in the GST Law, but is not defined in the Dictionary or the Corporations Act, has the meaning given to it in the GST Law.

2.             Effective Date and Termination.

This Agreement is subject to, and will take effect on and from, the Effective Date.

3.             Overview; General Duties and Allocation of Responsibilities.

(a)        Subject to the terms of this Agreement and Australian law (including its fiduciary obligations), RMR Australia shall provide, and be responsible for, the day to day management of CWHAT’s businesses, operations and properties and the investment management activities pertaining to CWHAT.

(b)        Notwithstanding any other clause of this Agreement or the CWHAT Constitution, RMR Australia must ensure that none of the actions specified in Schedule 2 shall be taken except with the approval of CWH (or its business manager).

(c)        The parties acknowledge and agree that the recipient of the services to be provided by RMR Australia under this Agreement is CWHAT.

(d)        The parties acknowledge and agree that they intend that substantially all of the tasks which are to be performed by RMR Australia pursuant to this Agreement will be performed in Australia, whether or not the tasks are in fact performed by another entity.

4.             Real Estate Investment and Business Management Services.  RMR Australia shall present a continuing and suitable real estate investment program for CWHAT real estate investments.  Subject to consultation with CWH, without limitation of Section 3, and, in each case, with respect to CWHAT’s businesses, operations and real estate investments or potential real estate investments, RMR Australia shall:

(a)        from time to time provide research and economic and statistical data in connection with CWHAT’s real estate investments and recommend changes to CWHAT’s real estate investment policies when appropriate;

(b)        (i) seek real estate investments in accordance with CWHAT’s real estate investment focus as then in effect and investigate and evaluate investments in, or acquisitions or dispositions of, real estate and related interests, and financing and refinancing opportunities, (ii) make recommendations concerning specific investments, and (iii) evaluate and negotiate contracts with respect to the foregoing, in each case, on behalf of CWHAT, as applicable, and in the furtherance of CWHAT’s real estate objectives;

(c)        report and provide such information, and make appropriate persons available for the purpose of reviewing with representatives of CWH from time to time its activities hereunder, including, without limitation, review of the general real estate investment strategies of CWHAT, the performance of CWHAT in relation to standard industry indices, stock market and interest rate considerations and general conditions affecting the marketplace, and provide various other reports and information from time to time as reasonably requested by CWH;

(d)        investigate, evaluate and negotiate the prosecution and negotiation of any Claims of CWHAT in connection with its real estate investments;

(e)        oversee bookkeeping and accounting functions as are required for the management and operation of CWHAT, contract for audits and prepare or cause to be prepared such reports and filings as may be required by any governmental authority in connection with the ordinary conduct of CWHAT’s businesses, so that CWHAT (and RMR Australia (acting in its capacity as trustee of CWHAT)) at all times comply with all applicable Australian legal and regulatory requirements, including without limitation, regulatory, securities and tax laws;

(f)         provide such reports, documents and evidence as from time to time are reasonably requested by CWH;

(g)        advise and assist in the preparation, distribution and filing of all offering documents (public and private) which relate to CWHAT, and all registration statements, prospectuses or other documents filed with the applicable governmental authorities in respect of CWHAT;

(h)        retain counsel, consultants and other third parties as appropriate;

(i)         advise and assist with CWHAT’s risk management and oversight function, including ensuring that all of the assets of CWHAT, and all of the operational and business risks pertaining to CWHAT, are adequately insured;

(j)         advise and assist with respect to CWHAT’s public relations, preparation of marketing materials, internet website and investor relations services; and

(k)        provide personnel necessary for the performance of the foregoing services.

In performing its services under this Agreement, RMR Australia may utilize facilities, personnel and support services of RMR or any of RMR’s affiliates.  RMR Australia shall be responsible for paying RMR or any of RMR’s affiliates for their personnel and support services and facilities out of its own funds where such services, support and facilities are required for the normal day to day running of CWHAT (as outlined above in this Section 4 and in Section 5), unless otherwise approved by CWH.

5.             Property Management Services.  RMR Australia shall provide the property management and administrative services with respect to real estate properties invested in by, or otherwise held or owned by or on behalf of, CWHAT (the “Properties” or “Managed Premises”) customarily of the type provided by property managers with respect to properties similar to the Properties, as well as such other property management and administrative services specifically set forth in this Section 5.  RMR Australia shall devote such time, attention and effort as may be appropriate to operate and manage the Managed Premises in a diligent, orderly and efficient manner.  Without limitation, RMR Australia shall, subject to the terms of this Agreement, Australian law (including its fiduciary obligations) and consultation with CWH, perform the following specific duties:

(a)        Seek tenants for the Managed Premises in accordance with market rents and negotiate leases including renewals thereof and lease space to tenants, at rentals, and for periods of occupancy, all on market terms.  Employ appropriate means in order that the availability of rental space is made known to potential tenants, including, but not limited to, the employment of brokers.  The brokerage and legal expenses of negotiating such leases and leasing such space shall be an expense of CWHAT.

(b)        Collect all rents and other income from the Managed Premises.

(c)        Make contracts for and supervise any repairs and/or alterations to the Managed Premises, including tenant improvements and decoration of rental space on reasonable commercial terms.

(d)        For CWHAT’s account and at its expense, hire, supervise and discharge sub-contractors, including, without limitation, property management companies, as required for the efficient operation and maintenance of the Managed Premises.

(e)        Where applicable, obtain at CWHAT’s expense appropriate insurance for the Managed Premises protecting CWHAT, RMR (and its affiliates), CWH and RMR Australia while acting as trustee of CWHAT against all normally insurable risks relating to the Managed Premises and complying with the requirements of any mortgagee, and cause the same to be provided and maintained by all tenants with respect to the Managed Premises to the extent required by the terms of such tenants’ leases.

(f)         Promptly notify CWHAT and CWH and the applicable insurance carriers, as required by the applicable policies, of any casualty or injury to person or property at the Managed Premises, and complete customary reports in connection therewith.

(g)        Procure seasonably all supplies and other materials necessary for the proper operation of the Managed Premises, at CWHAT’s expense.

(h)        Pay promptly from rental receipts, other income derived from the Managed Premises, or other monies made available for such purpose, all costs incurred in the operation of the Managed Premises which are expenses of CWHAT hereunder, including wages or other payments for services rendered, invoices for supplies or other items furnished in relation to the Managed Premises, and pay over forthwith the balance of such rental receipts, income and monies to CWHAT.

(i)         Keep CWHAT and CWH apprised of any material developments in the operation of the Managed Premises.

(j)         On behalf of and in the name of CWHAT, institute or defend, as the case may be, any and all legal actions or proceedings relating to operation of the Managed Premises.

(k)        Prepare and deliver seasonably to tenants of the Managed Premises such statements of expenses or other information as shall be required on the landlord’s part to be delivered to such tenants for computation of rent, additional rent, or any other reason.

(l)         Aid, assist and cooperate with CWHAT and CWH in matters relating to taxes and assessments and insurance loss adjustments, notify CWH of any tax increase or special assessments relating to the Managed Premises, and enter into contracts for tax abatements services.

(m)       Arrange for the provision of such emergency services as may be required for the efficient management and operation of the Managed Premises on a 24-hour basis.

(n)        Enter into contracts on commercially reasonable terms for utilities (including, without limitation, water, fuel, electricity and telephone) and for building services (including, without limitation, cleaning of windows, common areas and tenant space, rubbish and garbage hauling, landscaping, carpet cleaning and vermin extermination), and for other services as are appropriate.

(o)        Seek market terms for all items purchased or services contracted by it under this Agreement or the CWHAT Constitution.

(p)        Terminate tenancies and sign and serve in the name of CWHAT such notices therefor as may be required for the proper management of the Managed Premises or as may be directed by CWH.

(q)        Institute and prosecute actions to evict tenants and recover possession of rental space, and recover rents and other sums due; and when expedient and subject to CWH’s approval, settle, compromise and release such actions or suits or reinstate such tenancies.

Except as otherwise specifically provided herein, if RMR Australia hires third parties to perform services required to be performed hereunder by RMR Australia, RMR Australia shall (except to the extent the same are reasonably attributable to an emergency at the

Managed Premises) be responsible for the charges of such third parties with no right of reimbursement out of the assets of CWHAT.

6.             Regulatory compliance.

Without limitation to any other provision of this Agreement or the CWHAT Constitution, RMR Australia will, at all times during the term of this Agreement:

(a)        in its capacity as trustee of CWHAT, comply with, all Australian or foreign laws and regulations applicable to it or the operations, business or assets of CWHAT;

(b)        in its capacity as trustee of CWHAT, comply with, all orders of any Australian or foreign Governmental Agency having jurisdiction over it (or them);

(c)        in its capacity as trustee of CWHAT, obtain all licences, permits and consents necessary for it to conduct its and CWHAT’s activities as presently being conducted; and

(d)        without limitation to Sections 6(b) or 6(c), hold an Australian financial services licence (as defined in section 761A of the Corporations Act) in good standing.

7.             Bank Accounts.  RMR Australia will cause to be established and/or maintained one or more bank accounts in the name of CWHAT for the collection and deposit into such account or accounts and disburse therefrom any monies on behalf of CWHAT, provided that no funds in any such account shall be commingled with any funds of RMR Australia (in any capacity other than as trustee of CWHAT) or any other person or entity.  RMR Australia shall from time to time, or at any time requested by CWHAT or CWH, prepare an appropriate accounting of such collections and payments.

8.             Books and Records.  RMR Australia shall maintain appropriate books of account and records relating to the operation, business and assets of CWHAT, including without limitation, reflecting the management and operations of the Managed Premises, which books of account and records shall be available for inspection by representatives of CWH or CWHAT upon reasonable notice during ordinary business hours.  Such books and records relating to the operation, business and assets of CWHAT shall be the property of CWHAT.

9.             Compensation.

(a)        Fee for Business Management and Real Estate Investment Services.

(i)            Subject to the fulfillment of its obligations under this Agreement, RMR Australia shall be paid out of the assets of CWHAT an annual fee (the “Business Management Fee”), calculated in United States dollars but payable in Australian dollars.  The Business Management Fee for each full calendar year shall equal the sum of one half of one percent (0.5%) of the Annual Average Invested Capital (as defined below).  The Business Management Fee shall be prorated for any partial calendar year during the term of this Agreement.

(ii)           For the purposes of this Agreement, “Annual Average Invested Capital” shall mean the average of the aggregate historical cost (including for the avoidance of doubt the cost of any capital improvements made by the lessor) (in United States dollars) of the consolidated assets of CWHAT invested, directly or indirectly, in equity interests in real estate and personal property owned in connection with such real estate (including acquisition related costs and costs which may be allocated to intangibles or are unallocated), all before reserves for depreciation, amortization, impairment charges or bad debts or other similar noncash reserves, computed by taking the average of such values (determined as set out below) at the end of each month during such period.

Unless otherwise agreed, the Business Management Fee shall be computed and payable monthly out of the assets of CWHAT, on a year to date basis, with adjustments to account for previous payments, within thirty (30) days following the end of each calendar month.  Such computations of the Business Management Fee shall be based on the aggregate historical cost of such assets as determined above.  The parties acknowledge that the historical cost of such assets as determined above is intended to be reflected in CWH’s monthly or quarterly financial statements (which are compiled in accordance with United States generally accepted accounting principles) regarding CWH’s business, operations and real estate investments in Australia, as the case may be, and shall be in reasonable detail.  A copy of such computations shall be delivered to RMR Australia and it is intended that, at the same time, CWHAT will make payment of the Business Management Fee to RMR Australia.

The payment of the aggregate annual Business Management Fee payable for any calendar year shall be subject to review and adjustment as of the end of each calendar year, which review and adjustment shall occur on or before the 30th day following public availability of CWH’s annual audited financial statements (to be prepared in accordance with United States generally accepted accounting principles) for each calendar year.  That review, and any related adjustment to the Business Management Fee, shall relate solely to the computation of the average of the aggregate historical cost of the assets of CWHAT and shall not, for the avoidance of doubt, relate to any movements in the Currency Conversion Factor from time to time.  It is acknowledged that CWH’s annual audited financial statements will reflect the historical cost of the assets upon which such fee is to be calculated.  If the aggregate annual Business Management Fee payable for said calendar year as determined in United States dollars in accordance with the foregoing exceeds the aggregate amounts previously paid with respect thereto, CWHAT shall pay any shortfall to RMR Australia.  If the aggregate annual Business Management Fee payable for said calendar year as determined in United States dollars in accordance with the foregoing is less than the aggregate amount previously paid with respect thereto, RMR Australia shall forthwith repay such difference to CWHAT.

All Business Management Fee amounts shall be calculated in United States dollars and paid in Australian dollars out of the assets of CWHAT.  For the purposes of its payment in Australian dollars, any Business Management Fee amount will be converted into Australian dollars using the Currency Conversion Factor that applied at the date which is two (2) Business Days before the due date for payment of that Business Management Fee.

The “Currency Conversion Factor” means the foreign exchange conversion rate as of the close of business, New York City time, as reported in the applicable United States, East Coast edition of The Wall Street Journal (or in the absence of such an edition, on the United States website edition of The Wall Street Journal).

(b)        Fee for Property Management Services.

(i)            Subject to the fulfillment of its obligations under this Agreement, RMR Australia shall be paid out of the assets of CWHAT a property management fee (the “Property Management Fee”), calculated and payable in Australian dollars equal to 50% of the difference between (x) 3% of the aggregate amount of the gross collected rents actually received by CWHAT from the Managed Premises, such gross rents to include all fixed rents, percentage rents, additional rents, reimbursed operating expenses and tax escalations, and any other charges paid to CWHAT in connection with occupancy of the Managed Premises, but excluding any amounts collected from tenants to reimburse CWHAT for the cost of capital improvements or for expenses incurred in curing any tenant default or in enforcing any remedy against any tenant and (y) the aggregate of all amounts paid or payable by or on behalf of CWHAT to third party property managers.

(ii)           Unless otherwise agreed, the Property Management Fee shall be due and payable monthly, in arrears, based on a reasonable annual estimate or budget with an annual reconciliation within thirty (30) days after the end of each calendar year.

(c)        Fee for Construction Supervision Services.

(i)            Subject to the fulfillment of its obligations under this Agreement, RMR Australia shall be paid out of the assets of CWHAT a construction supervision fee (the “Construction Supervision Fee”) in connection with all interior and exterior construction renovation or repair activities at the Managed Premises, undertaken during the term of this Agreement, other than ordinary maintenance and repair, equal to one half of the difference between (x) five percent (5%) of the cost of such construction which shall include the costs of all related professional services and the cost of general conditions and (y) any amounts paid to third parties for construction management and/or supervision.

(ii)           Unless otherwise agreed, the Construction Supervision Fee shall be due and payable periodically, as agreed by RMR Australia and CWH, based on the actual costs incurred to date.

(iii)          All Construction Supervision Fee amounts shall be calculated and paid in Australian dollars out of the assets of CWHAT.

(d)        Subject to Section 10, RMR Australia (in its own capacity or as trustee of CWHAT) shall not be entitled to any compensation or performance fees other than as set forth in this Section 9, whether in the form of commission, bonus or the like for its services under this Agreement or the CWHAT Constitution.  Without limitation to any of the foregoing, RMR Australia acknowledges and agrees that it is not entitled to any payment or remuneration under the CWHAT Constitution on and from the Effective Date, and it irrevocably and unconditionally waives and relinquishes any such right or entitlement on and from that time.

10.          Expenses of RMR Australia.  Without regard to and without limiting the compensation received by RMR Australia from the assets of CWHAT pursuant to this Agreement and except to the extent provided by Sections 4, 5 or 9, RMR Australia shall bear (without a right to be reimbursed from the assets of CWHAT) the following expenses incurred in connection with the performance of its duties under this Agreement:

(a)        employment expenses of the personnel employed by RMR Australia, including but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans;

(b)        rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses and overhead of RMR Australia; and

(c)        miscellaneous administrative expenses relating to performance by RMR Australia of its obligations hereunder.

11.          Limitation of Liability; Indemnification.

(a)        Without limiting the generality of any other Section of this Agreement, except to the extent of RMR Australia’s fraud, willful misfeasance, bad faith, gross negligence or breach of this Agreement or as otherwise provided in the Corporations Act, RMR Australia is not liable for any amount beyond the amount which it is entitled to recover and is actually indemnified for through its right of indemnity in respect of CWHAT.

(b)        Other than by reason of fraud, willful misfeasance, bad faith or gross negligence in the performance of its or their duties, or by reason of the reckless disregard or reckless breach of its or their obligations and duties under this Agreement, none of RMR Australia or any of its officers, members, partners, shareholders, agents or employees shall have any liability to CWHAT or CWH for any Loss incurred in connection with recommendations or real estate investments made or other action taken on behalf of CWHAT due to errors of judgment or by reason of its advice, including action taken or omitted prior to a written notice of termination.

(c)        RMR Australia (in its personal capacity) shall, to the fullest extent permitted by law, indemnify CWHAT, CWH, RMR and their respective affiliates and the trustees, directors, officers, members, managers, employees of each of them (each such person, other than CWHAT and CWH, a “CWH Indemnified Person”) and agents for all liabilities and Losses incurred by them and occasioned by reason of RMR Australia’s fraud, willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard or reckless breach of its obligations and duties hereunder.

(d)        The indemnity given by RMR Australia in Section 11(c) benefits CWHAT, CWH and each CWH Indemnified Person and is enforceable by each such person accordingly, notwithstanding that the CWH Indemnified Persons are not a party to this

Agreement.  To that extent only, CWH has entered into this Agreement on behalf of itself and each CWH Indemnified Person.

12.          Term, Termination.  Subject to the remainder of this Section 12, this Agreement shall continue in force and effect until 31 December, 2013, and shall be automatically renewed for successive one year terms annually thereafter unless written notice of non-renewal is given by CWH or RMR Australia no less than sixty (60) days’ before the end of the term.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement (and the appointment of RMR Australia as trustee of CWHAT more generally), or any extension thereof, will (subject to applicable laws, the CWHAT Constitution and the appointment of a suitable substitute trustee for CWHAT) automatically terminate with effect from the termination of the Amended and Restated Business Management Agreement (as amended from time to time) between CWH and RMR and may be terminated by either RMR Australia or CWH:

(a)        upon sixty (60) days’ written notice to the other Party; or

(b)        at any time upon written notice to the other Party if the other Party is in breach of this Agreement in a material respect, provided that the terminating Party has first given written notice to the other Party setting out the relevant circumstances and stating an intention to terminate this Agreement if that breach is not remedied, and the defaulting Party has failed to remedy that breach within seven (7) days of such notice being given.

13.          Action Upon Termination.  From and after the effective date of any termination of this Agreement pursuant to Section 12 hereof, RMR Australia shall be paid, on a pro rata basis as set forth in this Section 13, all compensation due for services performed prior to the effective date of such termination.  Upon such termination, RMR Australia shall promptly:

(a)        pay over to the replacement trustee of CWHAT all monies collected and held for the account of CWHAT by it pursuant to this Agreement or the CWHAT Constitution, after deducting therefrom any accrued Business Management Fee and Property Management Fee and reimbursements for its expenses to which it is then entitled;

(b)        deliver to the replacement trustee of CWHAT a full and complete accounting, including a statement showing all sums collected by it and a statement of all sums held by it for the period commencing with the date following the date of its last accounting to CWH; and

(c)        deliver to the replacement trustee of CWHAT all property and documents of CWH or CWHAT then in its custody or possession.

The amount of Business Management Fees and Property Management Fees paid to RMR Australia upon termination of this Agreement shall be subject to adjustment pursuant to the annual review and adjustment process for the annual Business Management Fee and Property Management Fee set forth in Section 9.  If the annual Business Management Fee and Property Management Fee owed upon termination as determined pursuant to the preceding sentence exceed the Business Management Fees and Property Management Fees paid to RMR Australia prior to termination, RMR Australia shall be paid such deficit out of the assets of CWHAT within the time periods set forth in Section 9 for payment of any deficient amount pursuant to the annual review and adjustment of the Business Management Fee and Property Management Fee.  If the annual Business Management Fees and Property Management Fees owed upon termination as determined pursuant to the foregoing procedure are less than the Business Management Fees and Property Management Fees paid to RMR Australia, prior to termination, RMR Australia shall pay such excess amount to CWHAT within such same time period.

Without limiting the foregoing, upon termination or expiration of this Agreement for any reason whatsoever RMR Australia shall promptly turn over to the replacement Trustee of CWHAT all books, papers, funds, records, keys and other items relating to the management and operation of such Managed Premises, including, without limitation, all leases in the possession of RMR Australia and shall render to the replacement trustee of CWHAT a final accounting with respect thereto through the date of termination.

14.          Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile transmission, on the second business day if sent by an internationally recognized courier or on the fifth business day if mailed by first class mail, postage prepaid, in each case as follows (or at such other United States or Australian address or facsimile number for a Party as shall be specified by like notice):

If to CWH:

CommonWealth REIT

Two Newton Place
255 Washington Street
Newton, Massachusetts 02458
Attention:  Chief Financial Officer
Facsimile No.:  +1 617 928-1305

If to RMR Australia:

RMR Australia Asset Management Pty Limited
C/o RP Campbell Associates
Level 14, 25 Bligh Street
Sydney 2000 Australia
Attention:  Paul Theodore
Facsimile No.:  +61 2 9377 0788

with a copy to:

Reit Management & Research LLC

Two Newton Place
255 Washington Street
Newton, Massachusetts 02458

Attention: President
Facsimile No.:  +1 617 928-1305

15.          Amendments.  This Agreement shall not be amended, changed, modified, terminated, or discharged in whole or in part except by an instrument in writing signed by each of the Parties, or by their respective successors or assigns, or otherwise as provided herein.

16.          Assignment.  No Party may assign this Agreement or its rights hereunder or delegate its duties hereunder without the written consent of the other Parties.

17.          Successors and Assigns.  This Agreement shall be binding upon any successors or permitted assigns of the Parties hereto as provided herein.

18.          Governing Law.  The provisions of this Agreement shall be governed by and construed in accordance with the laws of New South Wales, Australia, without giving effect to the principles of conflicts of laws thereof that would require the application of any law of another jurisdiction.

19.          Arbitration.

(a)        Any Dispute must be referred to and finally resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) (the “ICC Rules”) in force at the time of the commencement of the arbitration, which ICC Rules are deemed to be incorporated by reference into this Section save as amended below.

(b)        There shall be three arbitrators.  The Parties agree that one arbitrator will be nominated by each Party to the Dispute for confirmation by the ICC Court in accordance with the ICC Rules.  The third arbitrator, who will act as the chairman of the tribunal, will be nominated by agreement of the two Party-nominated arbitrators within fourteen days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, in accordance with the ICC Rules.

(c)        The seat or place of arbitration shall be Singapore unless otherwise agreed by the Parties.  The language to be used in the arbitral proceedings will be English.

(d)        There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

(e)        The Parties agree that, in order to facilitate the comprehensive resolution of related Disputes, and upon request of any Party to an arbitration pursuant to this Section 19, an arbitral tribunal may within 90 days of appointment consolidate the arbitration with any other arbitration or proposed arbitration involving any of the Parties and relating to this Agreement or any of the transactions contemplated by this Agreement.  The arbitrations may be consolidated, or heard concurrently, in such manner as the arbitral tribunal determines in its discretion, save that the arbitral tribunal shall not consolidate such arbitrations unless it determines that:

(i)            there are issues of fact or law common to the arbitrations in question so that a consolidated proceeding would be more efficient than separate proceedings; and

(ii)           no Party would be materially prejudiced as a result of such consolidation through undue delay or otherwise.  In the event of different rulings on the question of consolidation by differently constituted arbitral tribunals, the ruling of the arbitral tribunal first formed will be determinative.  Unless the Parties to the proceedings sought to be consolidated agree otherwise, the arbitral tribunal first formed will determine the disputes arising in the consolidated proceedings.

(f)         The laws to be applied by the arbitrators to the merits of the Dispute are the laws of New South Wales, Australia.

(g)        Any award or decision of the arbitrators, whether interim, partial, or final, (the “Award”) shall be final and binding upon the Parties thereto.  Any final award shall be the sole and exclusive remedy between such Parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.

(h)        To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Award made except that:

(i)            actions relating to enforcement of this agreement to arbitrate or enforcement of any arbitral Award issued hereunder may be brought; and

(ii)           by agreeing to arbitration pursuant to this Section 19, the Parties do not intend to deprive any court or other governmental body or regulatory agency of its jurisdiction to issue an interim injunction or other interim relief or assistance, provided that the Parties agree that they may seek only such relief as is consistent with their agreement to resolve disputes by way of arbitration.

(i)         Without prejudice to such provisional remedies that may be granted by a national or state court, the arbitral tribunal will have full authority to grant interim or conservatory measures, to order a Party to seek modification or vacation of interim or conservatory measures issued by a national or state court, and to award damages or give other appropriate relief for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

(j)         Any monetary award shall be made and payable in United States dollars free of any tax, deduction or offset.  Each Party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

(k)        Any Award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based.

(l)         Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the laws of New South Wales, Australia.

(m)       Except to the extent expressly provided by this Agreement or as otherwise agreed by the Parties, each Party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the applicable derivative entity’s award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two Parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) nominated arbitrator and the Parties (or, if there are more than two Parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

20.          Consent to Jurisdiction and Forum.  This Section 20 is subject to, and shall not in any way limit the application of, Section 19; in case of any conflict between this Section 20 and Section 19, Section 19 shall govern.  The exclusive jurisdiction and venue in any action brought by any Party hereto pursuant to this Agreement shall lie in any federal or state court located in Australia.  For the avoidance of doubt, the Parties agree that the federal and state courts of Australia are courts of competent jurisdiction for the purposes of Section 19.  By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action.  The Parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The Parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 14 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.

21.          Interpretation and Construction.

(a)        The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)        Unless the context otherwise requires, references to sections or clauses refer to sections or clauses of this Agreement.

(c)        Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(d)        The words “include” and “including” and words of similar import shall be deemed to be followed by the words “without limitation”, unless already similarly qualified.

(e)        Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  In addition, references to any statute are to that statute and to the rules and regulations promulgated thereunder.

(f)         The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(g)        The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

22.          Entire agreement, amendments to CWHAT Constitution and interim provisions.

(a)        This Agreement and the CWHAT Constitution constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede and cancel any pre-existing agreements with respect to such subject matter.

(b)        To the extent of any inconsistency between this Agreement and the CWHAT Constitution, the terms of this Agreement prevail.

23.          Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

24.          Survival.  The provisions of Sections 1, 9, 10, 11, 13, 15, 19, 20, 21, 24, 25 and Schedule 1 of this Agreement shall survive the termination hereof.

25.          GST.

(a)           Any consideration or amount payable under this Agreement, including any non-monetary consideration (as reduced in accordance with clause (d) if required) (“Consideration”) is exclusive of GST.

(b)           If GST is or becomes payable on a Supply made under or in connection with this Agreement, an additional amount (“Additional Amount”) is payable by the Party providing the Consideration for the Supply equal to the amount of GST payable on that Supply as calculated by the Party making the Supply in accordance with the GST Law.

(c)            The Additional Amount payable under clause (b) is payable at the same time and in the same manner as the Consideration for the Supply but is only payable on receipt of a valid Tax Invoice.

(d)           Notwithstanding any other provision in this Agreement, if an amount payable under or in connection with this Agreement (whether by way of reimbursement, indemnity or otherwise) is calculated by reference to an amount incurred by a Party, whether by way of cost, expense, outlay, disbursement or otherwise (“Amount Incurred”), the amount payable must be reduced by the amount of any Input Tax Credit to which that Party or the Representative Member of the GST Group of which that Party is a Member, is entitled in respect of that Amount Incurred.

SCHEDULE 1 — DICTIONARY

In this Agreement:

Annual Average Invested Capital has the meaning given in Section 9(a)(ii).

Award has the meaning given in Section 19(g).

Business Management Fee has the meaning given in Section 9(a)(i).

Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statue or otherwise.

Construction Supervision Fee has the meaning given in Section 9(c)(i).

Corporations Act means the Corporations Act 2001 (Cth).

CWH means CommonWealth REIT (formerly called HRPT Properties Trust), a real estate investment trust formed under the laws of the State of Maryland, of Two Newton Place, 255 Washington Street, Newton MA 02458-1634, United States of America.

CWH Indemnified Person has the meaning given in Section 11(c).

CWHAT has the meaning given in the recitals to this Agreement.

CWHAT Constitution means the constitution of CWHAT dated 4 April 2003, as amended from time to time.

Dispute means any dispute, controversy or Claim (of any and every kind or type, whether based on this contract, tort, statute, regulation or otherwise) arising out of, relating to, or connected with this Agreement.

Effective Date means the date on which RMR Australia is appointed as the trustee of CWHAT.

Encumbrance means any mortgage, lien, charge, pledge, assignment by way of security, security interest, title retention, preferential right or trust arrangement, Claim, covenant, profit a prendre, easement or any other security arrangement or any other arrangement having the same effect.

Governmental Agency means a government or any governmental, semi-governmental, legislative, administrative, fiscal, quasi-judicial or judicial entity, authority, department or other body, whether foreign, federal, State, Territorial or local (including any self-regulatory organisation established under statute or any stock exchange).

GST means goods and services tax or similar value added tax levied or imposed in Australia under the GST Law or otherwise on a supply.

GST Law has the same meaning as in the A New Tax System (Goods and Services Tax) Act 1999.

ICC has the meaning given in Section 19(a).

ICC Rules has the meaning given in Section 19(a).

Implementation Date means 7 October 2010.

Loss means any cost, damages, debt, expense, liability or loss and includes taxes and duties.

Managed Premises has the meaning given in Section 5.

Parties has the meaning given in the recitals to this Agreement.

Property Management Fee has the meaning given in Section 9(b).

Properties has the meaning given in Section 5.

RMR means Reit Management & Research LLC.

RMR Australia has the meaning given in the recitals to this Agreement.

Schedule 2 —MATTERS FOR APPROVAL

Part 1: Matters relating to CWHAT securities

(a)        An increase or decrease in the capital of CWHAT (or any person which is owned or controlled by or on behalf of CWHAT from time to time), regardless of the method of such increase or decrease, including any issue, offering, sale or placement of new or additional units (or any other securities, including securities convertible into or exchangeable for units or other securities) of CWHAT (or any person which is owned by or on behalf of CWHAT from time to time), or the reduction or repurchase in any way of units or other securities of CWHAT (or any person which is owned by or on behalf of CWHAT from time to time) or the entry into any agreement to do any of the matters referred to in this paragraph.

(b)        Without limitation to paragraph (a):

(i)            the conversion of all or any of CWHAT’s securities into a larger or smaller number of securities;

(ii)           the buy-back of any of CWHAT’s securities or the entry into any agreement to do so; or

(iii)          the grant of an option over or to subscribe for any CWHAT securities, or the entry into any agreement to make such an issue or grant such an option.

(c)        Any application for a listing of any part of CWHAT’s securities on any stock exchange or in any trading system.

(d)        The taking of any action, or any preparatory step, in relation to the winding up or dissolution of CWHAT; the appointment of any insolvency official (including a liquidator, provisional liquidator, receiver, manager or other insolvency official), whether under Australian law or a foreign law; or the entry into a compromise or arrangement with creditors.

(e)        Any merger, de-merger or consolidation with any other entity and/or reorganisation and/or actions to be taken in connection therewith in relation to CWHAT.

(f)         The declaration, payment or incurrence of any liability by CWHAT to pay or make, a dividend, distribution of income, profits, assets or capital.

(g)        The establishment, variation or termination of any stock or security option plan in relation to CWHAT.

Part 2: Matters relating to CWHAT or its business, operations or assets

(h)        Any amendment of or addition or revision to the CWHAT Constitution.

(i)         Any significant change in the scope or nature of the business or operations of CWHAT.

(j)         Any change in the accounting reference date or the auditors or the making of any material change to the accounting policies (save as may be required from time to time to comply with relevant accounting standards) of or in respect of CWHAT.

(k)        The approval of any business plan or any revision to any business plan or adoption of a new business plan or annual budget of or in respect of CWHAT.

(l)         The payment of any fee or other remuneration or compensation to the trustee of CWHAT or to any other person who at any time provides operational, managerial or investment advice or services to or in respect of CWHAT or any of its assets, other than as expressly contemplated by this Agreement.

(m)       Any dealings with any Tax authority in relation to any claims and disputes relating to any Tax liabilities of, or which relate to, CWHAT.

(n)        Any third party financing of CWHAT (other than debt incurred in the ordinary course of business not exceeding $100,000) or the incurrence by RMR Australia (acting in its capacity as trustee of CWHAT) of any financial indebtedness or the issuance by it of any indebtedness or debt securities, other than unsecured trade payables arising under contracts for goods and services in the ordinary course.

(o)        The:

(i)            acquisition, lease or disposal of (including by grant of an Encumbrance) or the entry by CWHAT into any agreement to acquire, lease or dispose (including by grant of an Encumbrance); or

(ii)           making by CWHAT of any offer, proposal or announcement in relation to a bid or tenders for,

any entity, business or asset with a value of more than $100,000.

(p)        The creation of, or the entry into any agreement to create, any mortgage, charge, lien or other Encumbrance over the whole or any part of the business or assets of CWHAT.

(q)        The entry into any contract or commitment (or any series of related contracts or commitments) that:

(i)            relates to CWHAT and is not terminable on 30 days or less notice without payment of penalty or premium;

(ii)           requires or may result in expenditure by or on behalf RMR Australia (acting in its capacity as trustee of CWHAT) of $100,000 or more in any year; or

(iii)          requires or may result in RMR Australia (acting in its capacity as trustee of CWHAT) undertaking or commissioning capital expenditure in excess of $100,000.

(r)         The making by RMR Australia (acting in its capacity as trustee of CWHAT) of any loans, advances or capital contributions to, or investments in, any other person.

(s)         Any:

(i)            change to the terms of any material contract;

(ii)           payment, discharge or satisfaction of any claims, liabilities or obligations under any material contract other than the payment, discharge or satisfaction consistent with past practice and in accordance with its terms; or

(iii)          waiver of any claim or right under, or waiver of the benefit of any provision of, any material contract.

(t)         Any transaction to be entered into by RMR Australia (acting in its capacity as trustee of CWHAT) or otherwise in respect of CWHAT other than on an arm’s length basis or other than in the ordinary course of business of CWHAT.

(u)        Any guarantee or surety of obligations of any person by RMR Australia (acting in its capacity as trustee of CWHAT) or which otherwise involves or relates to the assets of CWHAT.

(v)        Any settlement, admission of liability, waiver or renunciation of any Claim which relates to the business, operations or assets of CWHAT where that Claim is in excess of $50,000.

(w)       Any exercise by RMR Australia of its discretion under clause 14.4 of the CWHAT Constitution.

Part 3: Matters relating to controlled entities

The doing of any act or thing specified in Parts 1 or 2 of this Schedule 2 in relation to any person which is either owned or controlled by or on behalf of CWHAT from time to time.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

Signed for CommonWealth REIT by an authorised officer in the presence of:

/s/ Judith A. Crowley	/s/ John C. Popeo
Signature of witness	Signature of authorised officer

Judith A. Crowley	John C. Popeo
Name of witness (print)	Name of authorised officer (print)

Signed for RMR Australia Asset Management Pty Limited in its personal capacity and in its capacity as trustee for CWH Australia Trust by:

/s/ Adam D. Portnoy	/s/ David M. Lepore
Signature of director	Signature of director/secretary

Adam D. Portnoy	David M. Lepore
Name of director (print)	Name of director/secretary (print)